   As filed with the Securities and Exchange Commission on November 3, 1999
                                              Registration No. 333-____________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                    ADVANCED DIGITAL INFORMATION CORPORATION
             (Exact name of registrant as specified in its charter)

            WASHINGTON                                   91-1618616
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                    Identification Number)

                              ---------------------

                                 P.O. BOX 97057
                             11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757
                                 (425) 881-8004
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PETER H. VAN OPPEN
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                    ADVANCED DIGITAL INFORMATION CORPORATION
                                 P.O. BOX 97057
                             11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757
                                 (425) 881-8004
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:
                               LINDA A. SCHOEMAKER
                                  SARAH C. DODS
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888

                              ---------------------
     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                               ---------------------
                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
    Title of Each Class                                                               Proposed Maximum
    of Securities to Be             Amount to be         Per Share Offering Price    Aggregate Offering     Amount of Registration
         Registered                Registered (1)                  (2)                    Price (2)                   Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value (3)     110,000 shares                $31.907                 $3,509,770                 $976.00
-----------------------------------------------------------------------------------------------------------------------------------
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

(1) All 110,000 shares registered pursuant to this registration statement are to be offered by selling shareholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on October 27, 1999, as reported on the Nasdaq National Market.
(3) Includes associated preferred stock purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the Common Stock.

                              ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1999

                                 110,000 SHARES

                                ADVANCED DIGITAL
                             INFORMATION CORPORATION

                              ---------------------

                                  COMMON STOCK
                                 (NO PAR VALUE)

                              ---------------------

         The selling shareholders identified on page 13 of this prospectus (or their pledgees, donees, transferees or other successors-in-interest) may offer for sale up to 110,000 shares of ADIC's common stock from time to time, either directly or through underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

         ADIC will not receive any of the proceeds from the sale of shares by the selling shareholders. Subject to certain exceptions, ADIC has agreed to pay all expenses of the registration and sale of the shares. ADIC has agreed to indemnify the selling shareholders who act in connection with the sale of the shares against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The shares were "restricted securities" under the Securities Act prior to their registration. ADIC issued the shares to the selling shareholders in a private transaction on September 17, 1999. This prospectus has been prepared so that future sales of the shares will not be restricted under the Securities Act. In connection with any sales, the selling shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders."

         ADIC's common stock is traded on the Nasdaq National Market under the symbol "ADIC." On November 2, 1999, the last reported sales price of the common stock was $41.75 per share.

         The mailing address of ADIC's principal executive offices is P.O. Box 97057, 11431 Willows Road N.E., Redmond, Washington 98073-9757. The telephone number at ADIC's principal executive offices is (425) 881-8004.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                 The date of this Prospectus is _________, 1999.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
         Risk  Factors  .  .  .  .  . . . . . . . . . . . . . . . . .     3

         Forward-Looking  Statements.  .  . . . . . . . . . . . . . .    10

         How to Obtain More  Information  . . . . . . . . . . . . . .    11

         The  Company  .  . . . . . . . . . . . . . . . . . . . . . .    12

         Selling  Shareholders  . . . . . . . . . . . . . . . . . . .    13

         Plan of  Distribution  . . . . . . . . . . . . . . . . . . .    14

         Validity  of Common  Stock . . . . . . . . . . . . . . . . .    14

         Experts  .  .  . . . . . . . . . . . . . . . . . . . . . . .    14

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF ADIC MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE MAY FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE FOR A NUMBER OF REASONS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

         Our quarterly operating results have varied in the past and are likely to vary significantly in the future due to several factors, including:

                  -  size and timing of significant customer orders;

                  -  shifts in product or distribution channel mix;

                  -  increased competition and pricing pressure;

                  - timing of new product announcements and releases by us or our competitors;

                  -  new product developments by storage device manufacturers;

                  - recognition of losses or gains from our strategic investments;

                  -  the rate of growth in the data storage market;

                  - market acceptance of new and enhanced versions of our products;

                  -  timing and levels of our operating expenses;

                  -  gain or loss of significant customers or distributors;

                  -  currency fluctuations; and

                  -  personnel changes.

         Our quarterly revenue and operating results have been affected by seasonal trends. These trends often result in lower revenue in the first quarter of each fiscal year compared to the fourth quarter of the previous fiscal year due to customer purchasing and budgetary practices and our sales commission and budgetary structure.

         Operating results in any period should not be considered indicative of the results investors can expect for any future period. We cannot assure you that we will be able to sustain our recent levels of quarterly revenue and net income, as normalized for unusual or one-time items, or that we will maintain profitability in any future period. Any unfavorable change in the factors described above or any other factors could adversely affect our operating results for a particular quarter. In addition, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In any of these events, the price of our common stock would likely decline.

BECAUSE WE OPERATE WITH LITTLE BACKLOG, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF WE DO NOT ACCURATELY ANTICIPATE FUTURE SALES LEVELS

         Historically, we have operated with little order backlog and, due to the nature of our business, do not anticipate that we will have significant backlog in the future. Consequently, a large portion of our revenue in each quarter results from orders placed during that quarter. Because of the relatively large dollar size of orders from our distributors and original equipment manufacturers, or OEMs, delay in the placing of a small number of orders by a small number of purchasers could negatively affect our operating results for a particular period. In addition, our operating expense levels are, in the short term, largely fixed and are based, in part, on expectations regarding future revenue. Thus, our operating results could be disproportionately affected if we do not receive the expected number of orders in a given quarter and our revenue falls below our expectations.

COMPETITION IN THE OPEN SYSTEMS STORAGE SOLUTIONS MARKET MAY LEAD TO REDUCED MARKET SHARE, DECLINING PRICES FOR OUR PRODUCTS AND REDUCED PROFITS

         The markets for data storage solutions in general, and automated tape libraries and storage management software in particular, are intensely competitive, fragmented and characterized by rapidly changing technology and evolving standards. These conditions could render our products less competitive or obsolete and could harm our business, financial condition and ability to market our products as currently contemplated. Because we offer and are developing a range of open systems storage solutions, including automated tape libraries, software and storage peripherals, our competitors differ depending on the product format and performance level. Some of our competitors have significantly more financial, technical, manufacturing, marketing and other resources than we have. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Competitors may develop products and technologies that are less expensive or technologically superior to our products. In addition, our competitors may manufacture and market their products more successfully than we do our products.

         There is significant price competition in the markets in which we compete, and we believe that pricing pressures are likely to continue. Certain competitors may reduce prices in order to preserve or gain market share. To successfully compete in this market, we must be able to manage our component and product design costs. This pricing pressure, and our potential inability to manage our component and product design costs, could result in significant price erosion, reduced gross profit margins and loss of market share, which could negatively affect our business, financial condition and operating results.

THE STORAGE DEVICE MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL EVOLUTION, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS

         The market for our products is characterized by rapidly changing technology and evolving industry standards and is highly competitive with respect to timely innovation. At this time, the data storage market is particularly subject to change with the emergence of Fibre Channel protocol and new storage solutions such as storage area networks, or SANs, and network attached storage, or NAS, devices. The introduction of new products embodying new or alternative technology or the emergence of new industry standards could render our existing products obsolete or unmarketable. Our future success will depend in part on our ability to anticipate changes in technology, to gain access to such technology for incorporation into our products and to develop new and enhanced products on a timely and cost-effective basis. Risks inherent in the development and introduction of new products include:

                  -  the difficulty in forecasting customer demand accurately;

                  - our inability to expand production capacity fast enough to meet customer demand;

                  - the possibility that new products may cannibalize our current products;

                  -  delays in our initial shipments of new products;

                  - competitors' responses to our introduction of new products; and

                  - the desire by customers to evaluate new products for longer periods of time before making a purchase decision.

         In addition, we must be able to maintain the compatibility of our products with significant future device technologies, and we must rely on producers of new device technologies to achieve and sustain market acceptance of those technologies. Development schedules for high-technology products are subject to uncertainty, and we may not meet our product development schedules. If we are unable, for technological or other reasons, to develop products in a timely manner or if the products or product enhancements that we develop do not achieve market acceptance, our business will be harmed.

WE RELY ON TAPE TECHNOLOGY FOR A SUBSTANTIAL PORTION OF OUR REVENUE

         We derive a significant majority of our revenue from products that incorporate some form of tape technology, including digital linear tape, or DLT. Most often, these tape drive products are available from only a single manufacturer, and we expect to continue to derive a substantial amount of revenue from these products for the foreseeable future. As a result, our future operating results significantly depend on the continued availability and market acceptance of products employing tape drive technology. If products incorporating other technologies gain comparable or superior market acceptance, our business, financial condition and operating results would be adversely affected unless we successfully develop and market products incorporating the new technology.

WE DEPEND ON CERTAIN KEY SUPPLIERS, SOME OF WHICH ARE ALSO OUR COMPETITORS

         We do not possess proprietary magnetic tape drive, optical disk, high-density disk or other storage technologies and, consequently, we depend on a limited number of third-party manufacturers to supply us with the devices that we incorporate into our products. In some cases, these manufacturers are sole-source providers of the device technology. Some of these sole-source manufacturers market their own tape library products, and are thus also our competitors. Quantum Corporation is the primary supplier of DLT drives and has, in the past, allocated quantities of drives among its customers. It is possible that Quantum will again resort to allocation and, as a result, we may not be able to meet our future DLT drive requirements. It is likely that we will also depend on a small number of suppliers in the event other device technologies supplement or supplant DLT devices in any of our products.

         In September 1998, Quantum acquired ATL Products. ATL designs, manufactures, markets and services automated tape libraries that compete with our small and mid-range library products. ATL may be able to manufacture and market these competitive products more successfully than we can manufacture and market our products, especially since ATL now has access to Quantum's financial and other resources. Furthermore, because Quantum is now competing directly with us in certain markets through ATL, Quantum may be unable to meet our demand for DLT drives and media or may provide these products at less competitive prices. Our other suppliers have in the past been, and may in the future be, unable to meet our supply needs, including our needs for timely delivery, adequate quantity and high quality. We do not have long-term contracts with any of our significant suppliers. If these suppliers were to decide to pursue the tape library market directly, they may cease supplying us with tape drives and media, in which case we may be unable to obtain adequate supplies of tape drives and media at acceptable prices, if at all. The partial or complete loss of any of our suppliers could result in significant lost revenue, added costs and production delays or may otherwise harm our business, financial condition, operating results and customer relationships.

WE HAVE A CONCENTRATED CUSTOMER BASE, AND THEREFORE THE LOSS OF A SINGLE CUSTOMER COULD NEGATIVELY AFFECT OUR OPERATING RESULTS

         The majority of our end users purchase our products from value-added resellers, or VARs. For the small and mid-range libraries, many of these VARs purchase our products from large distributors such as Ingram Micro Inc., Tech Data Corporation and others. In fiscal 1998, Ingram Micro represented 22% and Tech Data represented 15% of our net sales. We have no long-term orders with any of our significant customers or distributors. Generally we sell products pursuant to purchase orders. In addition, our distributors carry competing product lines which they may promote over our products. A distributor may not continue to purchase our products or market them effectively. Moreover, certain of our contracts with our distributors contain "most favored nation" pricing provisions which mandate that we offer our products to these customers at the lowest price offered to other similarly situated customers.

         Our operating results could be adversely affected if any of the following factors were to occur relating to one or more of our significant resellers:

                  - the reduction, delay or cancellation of orders or the return of a significant amount of products;

                  -  the loss of one or more of such resellers; or

                  - any financial difficulties of such resellers that result in their inability to pay amounts owed to us.

WE EXPECT TO INCREASE OUR FOCUS ON OEM SALES AND COULD BE ADVERSELY AFFECTED IF OUR OEM SALES EFFORTS ARE NOT SUCCESSFUL

         We rely on OEMs such as Dell Computer, Unisys, Exabyte, Tandberg Data and Plasmon for the sale of our products, and are increasing our focus on sales to OEMs. OEM sales represented less than 5% of sales in fiscal 1998, but we expect this percentage to increase substantially in future periods. OEMs typically conduct substantial and lengthy evaluation programs before certifying a new product for inclusion in their product line. We may be required to devote significant amounts of financial and human resources to these evaluation programs with no assurance that our products will ever be selected. In addition, even if selected by the OEM, there generally is no requirement that the OEM will purchase any particular amount of product or that it will refrain from purchasing competing products. Further, OEM sales typically feature lower margins than we have obtained in the past through our other distribution channels.

         We recently announced that we anticipate entering into a supplier relationship with IBM. We cannot assure you that we will ultimately enter into this relationship or, if we do, that we will achieve any particular level of sales or other benefits from this relationship.

         Sales of our large libraries, and the revenue associated with the on-site service of those libraries, are somewhat concentrated in specific customers, including government agencies and Raytheon Company. If any of the resellers, OEMs or other large customers decide not to continue to purchase our products, our business, financial condition and operating results may be harmed.

OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED BY A SIGNIFICANT AMOUNT OF PRODUCT RETURNS

         Our customers have rights in certain instances to return products to us, and we may otherwise allow product returns if we think that doing so is in the interests of maximizing the effectiveness of our sales channels. We estimate and reserve for potential returns in our reported financial results. Actual returns could exceed the level of our estimates due to new product introductions or other changes affecting the market for our products. If returns are made at levels that exceed our estimates, our financial results could be adversely affected in the periods of these returns.

WE MAY MAKE ACQUISITIONS THAT ARE NOT SUCCESSFUL

         We have in the past acquired businesses, and we may do so in the future. Acquisitions present a number of risks, including:

                  - our ability to successfully integrate the acquired entity's operations, technologies and products with our own;

                  -  our ability to retain key customers and employees;

                  - our ability to manage a larger and more diverse business, a portion of which may be in markets where we have no or limited prior experience;

                  - unanticipated costs associated with the integration of the acquired entity into our business;

                  - the diversion of management's attention from our core business during the process;

                  - potential adverse effects on existing business relationships with suppliers and customers; and

                  - charges and write-offs incurred in connection with acquisitions.

         Additionally, we expect that the consideration paid for future acquisitions, if any, could be in the form of cash, stock, assumption of indebtedness and/or rights to purchase stock. Dilution to existing shareholders and to earnings per share may result to the extent that shares of stock or other rights to purchase stock are issued in connection with any such future acquisitions. Dilution may occur if the earnings from such acquisitions do not exceed associated interest and other charges. We may also incur charges from the completion of acquisitions such as the expense of in-process research and development for the EMASS acquisition or severance or other charges arising from the integration of the business.

WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT GROWTH OR EFFECTIVELY MANAGE ANY FUTURE GROWTH

         We are experiencing rapid growth. This growth has resulted in, and may possibly create in the future, additional capacity requirements, new and increased responsibilities for management personnel, and added pressures on our operating and financial systems. Our facilities, personnel and operating and financial systems may not be sufficient to manage and sustain our current or future growth, and additional growth may detract from our ability to respond to new opportunities and challenges quickly. Our ability to manage any future growth effectively will also depend on our ability to hire and retain qualified management, sales and technical personnel. If we are unable to manage growth effectively or hire and retain qualified personnel, our business, financial condition and operating results could be materially negatively affected. In addition, to the extent expected revenue growth does not materialize, increases in our selling and administrative costs that are based on anticipated revenue growth could harm our operating results.

ANY INABILITY TO MEET OUR FUTURE CAPITAL REQUIREMENTS WOULD LIMIT OUR ABILITY TO GROW

         We may need, or could elect, to seek additional funding in the future. In the event we need to raise additional funds, we may not be able to do so on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our existing securities. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR BUSINESS

         Net sales to customers outside the United States accounted for 33% of net sales in fiscal 1998 and 45% in the nine months ended July 31, 1999. We believe that international sales will continue to represent a significant portion of our net sales. Our international operations and sales to customers outside the United States subject us to a number of risks, including:

                  -  the imposition of governmental controls;

                  -  exposure to foreign exchange risk;

                  - the need to comply with a wide variety of foreign and U.S. export laws;

                  - political and economic instability in certain international markets;

                  - trade restrictions and protectionist laws and business practices that favor local competition;

                  -  changes in tariffs and tax laws;

                  - longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable;

                  - potentially lower level of protection of our intellectual property than in the United States;

                  -  greater difficulty of administering business overseas;

                  -  the need to support multiple languages;

                  - difficulty recruiting sales and technical support personnel with the skills to support our products;

                  - potential severance exposure related to our employee agreements with our European employees; and

                  -  dependence on local vendors.

         Furthermore, although we endeavor to meet standards established by foreign regulatory bodies, we may not be able to comply with changes in foreign standards in the future. Our inability to design products to comply with foreign standards could harm our business, financial condition and operating results.

WE MAY BE SUED BY OUR CUSTOMERS FOR PRODUCT LIABILITY CLAIMS AS A RESULT OF FAILURES IN OUR DATA STORAGE PRODUCTS

         We face potential liability for performance problems of our products because our end users employ our storage technologies for the storage and backup of important data. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could harm our business.

WE MAY FACE CURRENCY RISKS ASSOCIATED WITH FLUCTUATING FOREIGN CURRENCY
VALUATIONS

         Currently, approximately one-half of our international sales are denominated in U.S. dollars, and fluctuations in the value of foreign currencies relative to the U.S. dollar could therefore make our products less price-competitive. The remaining portion of our international sales are denominated in foreign currencies, primarily the German mark, British pound sterling and French franc. A decrease in the value of a relevant foreign currency in relation to the U.S. dollar after establishing prices and before our receipt of payment and conversion of such payment to U.S. dollars would have an adverse effect on our operating results. Furthermore, the expenses of our international subsidiaries are denominated in their local currencies. Because we currently engage in only limited foreign currency hedging transactions, movement in foreign currency exchange rates could adversely affect our operating results.

WE MAY NEED TO UPGRADE OUR FINANCIAL AND OTHER SOFTWARE TO ACCOUNT FOR THE EUROPEAN ECONOMIC COMMUNITY'S ADOPTION OF THE EURO

         On January 1, 1999, certain member states of the European Economic Community fixed their respective currencies to a new currency, commonly known as the Euro. During the three years beginning January 1, 1999, business in these countries will be conducted both in the existing national currency, such as the French franc or the German mark, as well as the Euro. Thereafter, all transactions must be recorded in Euros. We will need to ensure that our financial and other software systems are capable of processing transactions and properly handling both the existing currencies and the Euro. We are still assessing the impact that the introduction and use of the Euro will have on our internal systems. We do not currently expect the introduction and use of the Euro will materially affect our business; however, if we encounter unexpected difficulties, our business could be harmed.

A NUMBER OF KEY PERSONNEL ARE CRITICAL TO THE SUCCESS OF OUR BUSINESS

         Our future success depends in large part on our ability to retain certain key executives and other personnel, some of whom have been instrumental in establishing and maintaining strategic relationships with key suppliers and customers. We do not have any employment agreements with our U.S. employees, except for change of control agreements with our executive officers. Our future growth and success will depend in large part on our ability to hire, motivate and retain highly qualified management, technical, operations, sales and marketing personnel. Competition for such personnel is intense in the high-technology industry, particularly in the Seattle and Denver areas. We may not be able to retain our existing personnel or attract additional qualified personnel in the future. In addition, companies in our industry whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We may receive such claims in the future as we seek to hire qualified personnel, and such claims could result in litigation. Regardless of the merits of these claims, we could incur substantial costs in defending ourselves against these claims.

A FAILURE TO DEVELOP AND MAINTAIN PROPRIETARY TECHNOLOGY WILL NEGATIVELY AFFECT OUR BUSINESS

         Because our business depends on technology, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology. We hold patents on various design elements of our automated storage library products in the United States and international jurisdictions, and we are pursuing additional patent applications. We cannot be certain, however, that we will receive any future patents or that any patents we do receive will be valid or provide meaningful protection for our product innovations. We also rely on a combination of copyright, trademark, trade secret and other intellectual property laws and various contract rights to protect our proprietary rights. Such rights, however, may not preclude competitors from developing products that are substantially equivalent or superior to our products. In addition, many aspects of our products are not subject to intellectual property protection and can therefore be reproduced by our competitors.

         While we are not currently engaged in any intellectual property litigation or proceedings, we may become so involved in the future. We are now, and we may in the future be, subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. An adverse outcome in litigation could subject us to significant liabilities to third parties, require us to license technology from others or require us to cease marketing or using certain products, any of which could negatively affect our business, financial condition and operating results. If we are required to seek licenses under patents or proprietary rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could harm our business, financial condition and operating results.

OUR INCREASED RESEARCH AND DEVELOPMENT SPENDING MAY NOT YIELD RESULTS THAT JUSTIFY THE COSTS INCURRED

         We are substantially increasing our research and development spending over that of prior periods. Our products and markets are technologically advanced and rapidly evolving, and we cannot be assured that these efforts will successfully provide us with new or upgraded products that will be competitive. If these programs are not successful, our increased investment in research and development will not yield corresponding benefits to us.

UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD INCREASE COSTS AND REDUCE OUR
REVENUE

         We may not be able to adequately control and eliminate manufacturing flaws. Our products operate near the limits of electronic and physical performance and are designed and manufactured with relatively small tolerances. If flaws in design, production, assembly or testing were to occur in our products or those of our vendors, we could experience a rate of failure in our products that would result in substantial repair or replacement costs and potential damage to our reputation. Continued improvement in manufacturing capabilities and control of material and manufacturing quality and costs are critical factors in our future growth. We frequently revise and update manufacturing and test processes to address engineering and component changes to our products and evaluate the reallocation of manufacturing resources among our facilities. We cannot assure you that our efforts to monitor, develop and implement appropriate test and manufacturing processes for our products will be sufficient to permit us to avoid a rate of failure in our products that results in substantial shipment delays, significant repair or replacement costs and damage to our reputation. In addition, our products are combined with products from other vendors. As a result, when problems occur, it is difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

WE FACE SUBSTANTIAL WARRANTY EXPOSURE

         We generally provide product warranties for varying lengths of time. In the past, we have incurred higher warranty expenses relating to new products than we typically incur with established products. In anticipation of such expenses, we establish allowances for the estimated liability associated with product warranties. However, these warranty allowances may be inadequate, and we may incur substantial warranty expenses in the future with respect to new or established products.

WE HAVE ANTITAKEOVER PROVISIONS IN PLACE THAT MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

         Our board of directors has the authority, without any action by the shareholders, to issue up to 2,000,000 shares of preferred stock and to fix the rights and preferences of such shares. In addition, we have adopted a shareholder rights plan involving the issuance of preferred stock purchase rights designed to protect our shareholders from abusive takeover tactics by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board. Certain provisions in our articles of incorporation, bylaws and shareholder rights plan, as well as Washington law, and the ability of our board to issue preferred stock, may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price, and the voting and other rights of the holders, of common stock.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE

         The market price of our common stock has experienced fluctuations since it commenced trading in October 1996 and is likely to fluctuate significantly in the future. Our stock price can fluctuate for a number of reasons, including:

                  -  announcements about us or our competitors;

                  -  quarterly variations in operating results;

                  - the introduction of new technology or products or changes in product pricing policies by us or our competitors;

                  - comments regarding us and the data storage market made on Internet bulletin boards; and

                  - changes in earnings estimates by analysts or changes in accounting policies.

         In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

RISKS ASSOCIATED WITH YEAR 2000 NONCOMPLIANCE MAY ADVERSELY AFFECT OUR BUSINESS

         We believe that the purchasing patterns of our customers and potential customers may be affected by year 2000 compliance issues as organizations expend significant resources to correct their current software systems in anticipation of year 2000. These expenditures may result in reduced funding available to such entities for other information technology purchases, such as the products and services we offer. Furthermore, our customers and potential customers may defer information technology purchases generally until early in the next millennium to avoid year 2000 compliance problems. Any such deferral of purchases by our customers or potential customers could harm our business, financial condition and operating results. See additional information regarding our year 2000 readiness in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Year 2000" in our Form 10-K/A filed on September 14, 1999.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we make statements that relate to our future plans, objectives, expectations and intentions that involve risks and uncertainties. We have based these statements on our current expectations and projections about future events. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan," "believe" and "estimate" and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those discussed in, or implied by, these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                         HOW TO OBTAIN MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room from the SEC toll free at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports, proxy and information statements and other information. The Internet address of that site is http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         1. Our Annual Report on Form 10-K for the fiscal year ended October 31, 1998, as amended by Form 10-K/A filed with the SEC on September 14, 1999;

         2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 1999, April 30, 1999 and July 31, 1999;

         3. Our Current Report on Form 8-K filed with the SEC on September 20, 1999; and

         4. The description of our capital stock, including our rights plan, contained in our registration statement on Form 10, as amended, effective as of September 10, 1996, including any amendment or report filed for the purpose of updating this description.

         You may obtain copies of these documents (other than exhibits) free of charge by requesting them in writing from Advanced Digital Information Corporation, P.O. Box 97057, 11431 Willows Road N.E., Redmond, Washington 98073-9757, Attention: Emily Taggart, or by calling (425) 881-8004. Our Internet address is www.adic.com. Information contained on our Internet site does not constitute part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         We provide hardware and software data storage solutions to the open systems marketplace. Along with our value-added resellers, original equipment manufacturer, or OEM, partners and customers, we incorporate our products and our service and support operations with third-party hardware and software products to deliver reliable, flexible and scalable storage solutions. Our storage solutions are designed to enable organizations to organize, protect and retrieve complex mission-critical data. The volume and value of this data are expected to increase dramatically. Typical applications of our solutions include data backup, near-line storage, archiving, storage area network, or SAN, implementations and other data-intensive environments where the efficiency and effectiveness of the storage solution is critical. Our sales channels include a global network of resellers developed over the last 15 years and OEMs, including Dell Computer. In addition, we were recently selected as a supplier to IBM, subject to finalizing a definitive agreement.

         Our products include open systems hardware and software storage management solutions. We believe we offer the industry's broadest range of automated libraries, which provide a variety of data capacities and transfer rates. We are a device-independent company, as our automated storage products are designed to use a variety of third-party data recording devices, including all major tape formats and, to a lesser extent, optical storage devices. Similarly, our software operates in UNIX and Windows NT environments, supports multiple types of storage devices and is compatible with a variety of automated library products in addition to our own. Additionally, we design our products to be integrated with a variety of emerging technologies, including Fibre Channel, SAN and network attached storage, or NAS. We believe our open systems and device-independent strategies provide us with a cost-effective and flexible position from which to compete in the rapidly evolving data storage market.

         Our objective is to capture an increasing portion of the open systems storage solutions market. To achieve this objective we intend to:

         PROVIDE A BROAD ARRAY OF DEVICE-INDEPENDENT STORAGE SOLUTIONS. By capitalizing on our device independence, we will continue to provide storage solutions that incorporate the optimal combination of our products and technology and third-party hardware and software products.

         AGGRESSIVELY DEVELOP TECHNOLOGY. We believe that focused expenditures on technologies are critical to our success, and we are accelerating our expenditures on technology development in order to offer more complete storage solutions. In addition to our internal research and development efforts, we may seek to develop or acquire technology by acquisitions, minority investments or outsourced development.

         CAPITALIZE ON WORLDWIDE BRANDED RESELLER AND OEM CHANNELS. The majority of our sales are branded products sold through cost-effective, worldwide reseller channels. We have also developed several key OEM relationships. Through these arrangements, we are able to benefit from our OEMs' extensive direct and indirect distribution networks. In addition, our close ties with software vendors can be critical in reseller sales situations where an effective solution requires pairing compatible hardware and software products.

         BUILD AND EXPAND RELATIONSHIPS WITH STRATEGIC PARTNERS. It is our strategy to capitalize on products, technologies and channels that may be available through partners. We believe that continued growth of the open systems storage solutions market will create opportunities beyond those we can meet alone.

         We were incorporated in Washington in August 1984. Our principal executive offices are located at 11431 Willows Road N.E., Redmond, Washington 98073-9757, and our telephone number is (425) 881-8004.

                                               SELLING SHAREHOLDERS

         The following table provides certain information regarding the selling shareholders and the number of shares being offered by them as of October 20, 1999.

                                                                                     SHARES BENEFICIALLY OWNED
                                                                                         AFTER OFFERING (1)
                                        SHARES
                                     BENEFICIALLY                                                      PERCENTAGE OF
                                     OWNED PRIOR      NUMBER OF SHARES THAT MAY                         COMMON STOCK
           BENEFICIAL OWNER          TO OFFERING               BE SOLD                 NUMBER           OUTSTANDING
Glenn T. Williamson                   73,333 (2)              73,333*                    0                  0

David W. Challis                      36,667 (2)              36,667*                    0                  0

-----------------
*  Less than 1% of the outstanding shares of common stock.

(1) Assumes the sale of all the shares offered by each of the selling shareholders.

(2) When the selling shareholders acquired the shares, they agreed to allow ADIC to retain a total of 10,000 shares for 90 days following the closing of the transaction pursuant to which the shares were issued. These shares were retained so that they could be used to satisfy any indemnification claims asserted under the agreement pursuant to which ADIC issued the shares. ADIC retained 6,666 shares with respect to Mr. Williamson and 3,334 shares with respect to Mr. Challis. These shares will not be available for sale under the registration statement of which this prospectus is a part until December 18, 1999, if at all.

         Prior to its acquisition by us, Glenn T. Williamson was president and a director of, and David W. Challis was vice president and treasurer of, MountainGate Imaging Systems Corporation. MountainGate Imaging Systems Corporation, now called MountainGate Corporation, is a wholly owned subsidiary of ADIC. Mr. Williamson remains a director of MountainGate Corporation. Neither of the selling shareholders has had any other material relationship with ADIC, or any of its affiliates, within the past three years.

         The selling shareholders acquired all of the shares from ADIC in a private transaction that closed on September 17, 1999, pursuant to which ADIC acquired MountainGate Imaging Systems Corporation. All of the shares were "restricted securities" under the Securities Act prior to this registration. We agreed to file the registration statement to register the resale of the shares in recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate. We agreed to use our best efforts to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) the date that is the one-year anniversary of the date of effectiveness of the registration and (2) the date on which all of the shares registered under the registration statement have been sold or distributed by the selling shareholders.

                              PLAN OF DISTRIBUTION

         All of the shares offered by this prospectus may be sold from time to time by the selling shareholders, or by their pledgees, donees, transferees or other successors-in-interest, either directly or through underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which ADIC's stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market. In connection with sales of the shares, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares and deliver the shares to close out such short positions, or loan or pledge the shares to broker-dealers that in turn may sell such shares. In addition, any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such rule, rather than pursuant to this prospectus.

         We have the right to require the selling shareholders to suspend open market offers and sales of the shares whenever, and for so long as, such suspension is deemed necessary or appropriate in our reasonable judgment after consulting with counsel. We have agreed to give the selling shareholders notice of any such suspension, to use all reasonable efforts to minimize the length of any such suspension and to ensure that the selling shareholders shall have at least 10 trading days (prorated for partial quarters) available to sell the shares each calendar quarter (or portion thereof) during the period in which shares may be sold pursuant to this prospectus.

         Any broker-dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Subject to certain exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. We have agreed to indemnify the selling shareholders who act in connection with the sale of the shares against certain liabilities, including liabilities under the Securities Act.

         There can be no assurance that the selling shareholders will sell any or all of the shares covered by this prospectus.

                            VALIDITY OF COMMON STOCK

         Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for ADIC by Perkins Coie LLP, Seattle, Washington.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K, as amended by Form 10-K/A filed with the SEC on September 14, 1999 for the year ended October 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

         Perkins Coie LLP, counsel to ADIC, owns approximately 3,412 shares of ADIC common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

         SEC registration fee                                      $   976
         Nasdaq National Market additional listing fee             $ 2,200
         Legal fees and expenses                                   $10,000
         Accounting fees and expenses                              $ 4,000
         Miscellaneous fees and expenses                           $   824
                                                                   -------
              Total                                                $18,000
                                                                   -------
                                                                   -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 9 of the registrant's Restated Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose. The registrant has also entered into indemnification agreements with certain of its officers and directors pursuant to which it has agreed, among other things, to indemnify such directors and officers to the fullest extent permitted by law.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 10 of the registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 16.  EXHIBITS

         5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

         23.1     Consent of PricewaterhouseCoopers LLP, independent auditors

         23.2 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)

         24.1     Power of attorney (contained on signature page)

ITEM 17.  UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D.       The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Redmond, State of Washington, on the 29th day of October, 1999.

                                      ADVANCED DIGITAL INFORMATION CORPORATION

                                             /s/ Peter H. van Oppen
                                             ----------------------
                                      By:    Peter H. van Oppen
                                             Chairman of the Board and Chief
                                             Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes Peter H. van Oppen and Charles H. Stonecipher, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 29th day of October, 1999.

                 SIGNATURE                                                TITLE
                 ---------                                                -----
           /s/ Peter H. van Oppen                 Chief Executive Officer and Chairman of the Board
---------------------------------------------     (Principal Executive Officer)
             Peter H. van Oppen


             /s/ Leslie S. Rock                   Chief Accounting Officer and Treasurer
---------------------------------------------     (Principal Financial and Accounting Officer)
               Leslie S. Rock


             /s/ Tom A. Alberg                    Director
---------------------------------------------
               Tom A. Alberg


         /s/ Christopher T. Bayley                Director
---------------------------------------------
           Christopher T. Bayley


           /s/ Russell F. McNeill                 Director
---------------------------------------------
             Russell F. McNeill


            /s/ John W. Stanton                   Director
---------------------------------------------
              John W. Stanton


            /s/ Walter F. Walker                  Director
---------------------------------------------
              Walter F. Walker

                                  EXHIBIT INDEX


EXHIBIT
NUMBER
  5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock
 23.1       Consent of PricewaterhouseCoopers LLP, independent auditors
 23.2       Consent of Perkins Coie LLP (contained in Exhibit 5.1)
 24.1       Power of attorney (contained on signature page)